Exhibit 14.1

Code of Ethics

Dear fellow employees:

Boise Cascade has a strong heritage as an ethical and responsible Company. Long-term relationships truly matter to us, and people count on us to do the right thing. Our reputation has been well earned based on the actions of our employees every day.

Our Company values – Integrity, Safety, Respect, and the Pursuit of Excellence – are not just words; they are behaviors that we expect of each other and that must be prevalent in every business decision we make. We treat others with respect and courtesy, and we transact business fairly with our customers, suppliers, and vendors. Our values will not be compromised for convenience or economic gain. We believe that success at the expense of our reputation would be short-lived.

As a baseline, every Boise Cascade employee, officer, and director is expected to observe government regulations and laws, but beyond that, they must also understand and comply with our Company policies and this Code of Ethics (“Code”). Making the right choice is not always easy, and no written document can address every situation that you may face. You are encouraged to ask questions and raise compliance and ethics concerns with your location management team, HR representative, the Legal Department, or the BoiseCARE Line.

All of us want to go to work each day knowing that we are asked to do what is lawful, reputable, and safe. Our reputation is one of our greatest assets and you can help protect it by having the courage to question when our actions don’t match our values or the Code.

Together, we will continue to be a great place to work and a leader in our industry.

Tom Corrick

Chief Executive Officer

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Table of Contents

Values	1
Applicability	1
Acting with Integrity	2
Comply with the Code and the Law	2
Ethical Decision-Making	2
Supervisor Responsibility	3
Safety and Health	3
Substance Abuse	4
Systems and Information	4
Protection and Proper Use of Company Information and Assets	4
Intellectual Property and Confidential Information	5
Data Privacy Standards for Customers/Third Parties and Employees	5
Social Media	5
External Communications	6
Financial Records	6
Corporate Opportunities	6
Volunteer and Board Memberships	6
Conflicts of Interest	7
Gifts, Business Courtesies, and Entertainment	7
Compliance	8
Anti-boycott	8
Antitrust	9
Bribery, Anti-Corruption, and Improper Payments	9
Insider Trading	10
Fair Dealing	11
Truth in Advertising	11
Respect for Trade Secrets	11
Employment and Labor Practices	12
Wages	12
Fair Labor Practices	12
Equal Opportunity, Anti-Discrimination, and Anti-Harassment	12
Environment	12
Sustainability	13
Procurement	13
Export/Import Control	13
Government Customers	13
Governmental Affairs	13
Waivers and Violations	14
Reporting Illegal or Unethical Behavior	14
Anti-Retaliation	14
Administration and Enforcement	14
Additional Help and Information	15

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Boise Cascade Values

Ethical and lawful conduct is essential to protecting our reputation and our business relationships. We truly care about our teammates, customers, suppliers, shareholders, and the communities where we operate. We approach the way we do business with these core values:

Integrity

We are our word. Integrity goes beyond the lasting structural strength of our products. Integrity is our uncompromising commitment to do the right thing. We nurture long-term relationships every day, in everything that we do.

Safety

We each have the responsibility for our own safety and the safety of those around us, both at work and at home. Together, we strive to create an injury-free environment by identifying risks, eliminating hazards, and requiring safe behaviors.

Respect

We cultivate a climate of mutual respect, camaraderie, and teamwork. We welcome diverse backgrounds, views, and skills because we believe it results in stronger teams, inspired solutions, and greater agility as an organization.

Pursuit of Excellence

We are committed to the continuous improvement of people, processes, and the quality of products that we deliver. We apply best practices in our environmental management and forest stewardship. We all have the autonomy to apply our knowledge and experience to solve problems, make decisions, and implement new ideas to drive sustainable results.

Applicability

This Code applies equally to all Employees, associates, management, officers and directors (collectively, “Employees”) of Boise Cascade (“Company”). It does not create separate standards for different groups. Further, we expect our suppliers, consultants, agents, sales representatives, distributors, and independent contractors to uphold similar standards. We aspire to do business only with third parties that have a reputation for integrity. In essence, anyone representing Boise Cascade or working on our behalf is expected to act consistently with this Code.

If a law conflicts with this Code, you must comply with the law. If you have questions about the scope of this Code, or are unsure how a particular section of this Code applies to you, speak with a member of your management team, the Legal Department, or another resource listed in these pages. Those who violate the standards in this Code will be subject to disciplinary action, up to and including termination of employment. For further detail on responsibilities, consult our Corporate Policy Manual.

If you have questions about any section of this Code, contact the Legal Department at (208)384-6460 or by email at LegalDepartment@bc.com.

Acting with Integrity

Comply with the Code and the Law

All Employees are required to comply with all applicable laws and regulations wherever Boise Cascade does business.  Perceived pressures and demands due to business conditions are not excuses for violating the law. It’s your responsibility to understand and comply with the Code and the law wherever you are. Use good judgment to avoid even the appearance of improper behavior.

Our operations must comply with all applicable laws and regulations, as well as the Code and the policies and procedures that support them.  The Code will be updated to reflect changes in laws, regulations and corporate policies, and to incorporate Employee suggestions on improving ethical and lawful conduct.

Ethical Decision-Making: Consider Your Actions and Ask for Guidance

Ethical decision-making starts with good judgment and common sense. When we raise concerns, we build a stronger Company by protecting each other and our assets from harm.  If you’re ever in doubt about a course of conduct, ask yourself:

✓     Is it consistent with the Code?

✓     Is it ethical?

✓     Is it legal and within the spirit of the law?

✓     Will it reflect well on me and the Company?

✓     Would I want to read about it in the newspaper?

If the answer is “no” to any of these questions, don’t do it.  If you are still uncertain, ask for guidance. This Code tries to capture many of the situations that Employees will encounter, but it cannot and does not, address every circumstance. If you question whether a proposed course of action is consistent with the law, the Code, or other requirements, seek guidance before taking any action.  In addition to your supervisor and others in the reporting chain, you can talk to your HR representatives or the Legal Department. We have a confidential, toll-free reporting number: (800)367-4611, which is also available online.

All inquiries and reports of suspected violations will be investigated promptly and fairly. No Employee will be subject to reprisal or retaliation for reporting in good faith a suspected violation. All appropriate steps will be taken to keep the identity of the reporting Employee confidential.

Supervisor Responsibility

All supervisors and managers have a special responsibility to ensure ethical and lawful conduct by managing themselves and their departments to the highest standards of integrity.

In addition to acting in accordance with the Code, supervisors are expected to promote a culture of compliance and one that reflects our values by:

•      Modeling appropriate behaviors that are consistent with the Code and our values.

•      Understanding the link between the Code, policies, and practices that apply to the teams they lead.

•      Ensuring participation in appropriate training and certification related to the Code.

•      Promoting open communication and trust in the workplace so that Employees feel secure about voicing concerns.

•      Fostering a positive work environment where principled and respectful actions are the norm.

•      Never taking or permitting retaliatory action against someone for reporting a concern in good faith or for cooperating in an investigation.

•      Consistently following up when any potential misconduct is reported, observed, or suspected; promptly escalating the concern; and never ignoring misconduct.

•      Only asking people to do things we would feel comfortable doing ourselves.

Safety and Health

Our success depends upon maintaining a safe and secure working environment that eliminates harm for those affected by our activities, including our colleagues, business partners, and the public. We comply with all applicable safety laws and regulations. We monitor and measure our incidents to set objectives, targets, and programs that support our continual improvement.

Safety is a value in all we do. Nothing we do is worth getting hurt. We are safe because we care about ourselves and others.

Here’s how you can help protect yourself and other Employees, and create a safe workplace:

•      Understand and follow the safety policies and procedures related to your work.

•      Regularly look for ways to improve workplace safety.

•      Do your best to avoid hazards and to help others avoid them.

•      Report all accidents, near misses, and safety issues.

•      Violent behavior, threats to people or property, or physical intimidation or coercion will not be tolerated.

Every Employee is personally responsible and accountable to perform their job in a manner that emphasizes safety and health as a top priority. Management is a leader in the process and must actively model safe behaviors.

Q: I work in a location where personal protective equipment (PPE) is required.  My coworker never wears it. What should I do? Should I ignore it because it is his responsibility, not mine?

A: Never ignore a safety issue. All Employees are responsible for a safe work environment. If you’re uncomfortable reminding your coworker that the safety rules apply, contact your supervisor.

Substance Abuse

Boise Cascade is a drug-free workplace and we need to remain free from the influence of drugs, alcohol, or any substances that may impair the ability to work safely and effectively.

Company searches will be conducted pursuant to Company policy. If anyone on Boise Cascade property or conducting Boise Cascade business appears to be under the influence of alcohol or other substances, that conduct should be reported to your supervisor or location HR representative.

For additional information on our safety and substance abuse policies, please refer to Section 8.1 of the Corporate Policy Manual.

Systems and Information

Protection and Proper Use of Company Information and Assets

We are all responsible for the security of Boise Cascade physical assets and Company information. This means you need to take reasonable steps to protect them from theft, loss, damage, waste, improper use, or unauthorized access by others.

Company-provided assets used by Employees, consultants, etc., are provided strictly for the purpose of conducting Company business. All use of our IT systems must be authorized, including computers, cell phones, tablets, and telephone systems. All assets and information retained within the IT systems are the property of Boise Cascade and are subject to inspection, disclosure, and use by the Company at any time.

You should not have any expectation of privacy when using electronic communication systems or assets.  We reserve the right to monitor our systems to the extent allowed by law, including blocking access to inappropriate websites and intercepting any messages or files transmitted by or stored on our systems.

While occasional personal use of electronic communications systems is permissible, use of these assets shouldn’t cause significant added cost and/or interfere with your work-related duties.

For additional detail on IT policies, please refer to Section 4.2 of the Corporate Policy Manual.

Intellectual Property and Confidential Information

We ensure that the intellectual property and confidential information of third parties, as well as Employees, is safeguarded, managed appropriately, and utilized only for its intended purpose. Confidential information is any type of data or information (application data, emails, etc.), and includes all non-public information that might be of use to competitors, or harmful to Boise Cascade or its customers if disclosed.

Data Privacy Standards for Customers, Third Parties, and Employees

We know our customers, third parties, and Employees want to feel that their data is maintained in a trusted and secured environment.  Any data that is personally identifiable and sensitive will be maintained according to Company policies and applicable laws.  Boise Cascade is responsible for ensuring the use of technical, physical, and administrative resources to keep information protected. In addition, we have an Incident Response Team, as well as a Cybersecurity Team, in place to ensure that data and information from external sources is continually monitored.

Social Media

We understand that many people choose to use social media sites on personal time, and may decide to identify Boise Cascade as an employer.  Because social networking sites allow information to quickly spread to a wide range of people, you are obligated to consider how our social media use might negatively impact our business, brand, and reputation.

As an Employee, you must never disclose any proprietary or confidential information belonging to Boise Cascade, fellow Employees, or any third party that has trusted us with their information.  You should not use personal social media sites or other online vehicles to solicit business, promote Boise Cascade’s products and service offerings, or engage in discussion about financial matters related to Boise Cascade’s business.  And, of course, obscene, threatening, misleading, discriminatory, illegal, or hateful content should not be posted.

When using social media and personal websites which indicate your place of employment, you should be clear that you do not speak on behalf of the Company. You should always:

•      State that the materials and opinions you are posting are yours and not Boise Cascade’s.

•      Take every possible precaution to ensure that you are not disclosing any confidential information about Boise Cascade.

•      Refrain from using any Boise Cascade or third party logos or trademarks without written permission.

External Communications

Employees not expressly authorized to talk to the news media should not provide any Company information or speculate on any topics. All media inquiries should be referred to the designated spokesperson at your location or headquarters.

For additional details, see Section 4.1 and Section 9.6 in the Corporate Policy Manual.

Financial Records

It’s our responsibility to maintain complete and accurate financial records. Our records will comply with applicable laws, rules, regulations, and accounting standards and will not contain false, artificial, or misleading entries.

We will make full, fair, timely, and understandable disclosure of our financial results and condition and other material events or matters specifically called for under applicable securities laws, rules, and regulations. All Employees should use adequate internal control procedures to ensure that our record-keeping and financial disclosures meet our obligations.

Corporate Opportunities

We are responsible for ensuring that all business opportunities and advantages that arise through our employment are for the benefit of the Company. You should not:

•      Use your position with Boise Cascade or use Company information or property for personal gain.

•      Take for yourself business opportunities presented to Boise Cascade.

•      Compete with, or provide services to any business that competes with, Boise Cascade.

•                 Participate in any outside activities (employment or otherwise) that adversely impact your job performance.

Volunteer and Board Memberships

We are committed to partnerships that promote social and economic development, and we’re passionate about initiatives that help build long-term benefits for the neighborhoods where we live and work.

•      You are encouraged to participate in one or more of the many initiatives that the Company supports through our philanthropic or business partnerships.

•      When serving on a board or trade association on our behalf, you are expected to act in the best interest of the board without compromising our values.

•      You are also encouraged to make a difference on a personal level. We support your involvement in charitable activities on a volunteer basis, but in general, ask that you do so on your own time and at your own expense, making sure your activities are ethical and consistent with our policies and this Code.

•      Unless you receive approval in advance, do not use or donate Company funds or assets, or speak on behalf of the Company, to further your personal volunteer activities.

Conflicts of Interest

We must avoid all situations in which our personal interest conflicts with our professional responsibilities and ensure that all business transactions are conducted with the best interests of Boise Cascade in mind.

Conflicts of interest may be actual or perceived and often their impact on the business may be unclear or complicated. For this reason, all conflicts of interest must be disclosed promptly to your supervisor. Even if it is determined that a conflict does not exists, you are under an obligation to maintain the Company’s confidential information.

Disclosing all conflicts of interest (whether actual or perceived) allows your management team to mitigate risks which may influence your business decisions. See Section 5 in the Corporate Policy Manual.

Q: My wife was just offered a sales job with a competitor of Boise Cascade in the same market where I am a maintenance supervisor. Do I need to disclose this information to the Company?

A: Yes. Any family relationship with a person who works for a competitor should be disclosed.

Q: My son is looking for internship opportunities this summer. I’m a hiring manager and would like to have him shadow me to learn the business. Is this a conflict?

A: Yes. Family members are not permitted to report to each other.

Q: I’m in a serious personal relationship with a person who works for a supplier in the warehouse. Do I need to disclose this?

A: Yes. The relationship should be disclosed so the Company can ensure proprietary information is not exchanged.

Gifts, Business Courtesies, and Entertainment

You should not give or accept business gratuities that are improper or create an appearance of inappropriateness for the giver or receiver of the gift.  If there is a question in your mind about whether the gift is proper, you should not accept or give it.

Q: A supplier sent me a gift basket filled with sweets.  Can I accept it?

A: You can accept small gifts of modest value.  However, if the gift is such that a third party might think the gift could influence or interfere with your decision-making, use common sense and talk to your manager.

Q: A vendor said he would do some work for free at my house.  Is this OK?

A: No.  This is a conflict of interest because the vendor could be doing you a favor to try to gain an advantage or get something in return.  You can use the vendor’s services, but you must pay the same price offered to the public.

Q: Can I invite a customer to spend a week at my vacation home?

A: It is generally inappropriate to offer something of more than modest value to a customer, distributor, or vendor. However, if you have a close personal relationship with the person, this may be acceptable under certain conditions. Discuss the situation with your manager.

Q: One of my friends from college has a market research Company.  He gave me a very interesting presentation and is able to do projects for Boise Cascade for one year at a very low price.  Is it OK to give him the business?

A: Even if the cost is not high, we need to ensure that the final decision is based on objective criteria.  You should disclose the circumstances to your manager.

For additional details, please refer to Section 11.1 of the Corporate Policy Manual.

Compliance

Boise Cascade is an industry leader that conducts business in an ethical manner and complies with the laws, rules, and regulations that apply to our business, including but not limited to the following areas:

Anti-boycott

As a U.S.-based Company, we must abide by all U.S. trade and economic sanctions. For the most current list of countries and individuals with which we cannot do business, contact the Legal Department.  In addition, we may not participate in any boycott or restrictive trade practices against countries considered “friendly” to the United States, but that are “blacklisted” by other countries or firms.  For example, some companies in the Middle East may seek to include language in contracts that prohibits Boise Cascade from doing work in Israel.  We cannot allow such language to be included or enforced in our contract.  You should promptly report any request to participate in a boycott to your manager and the Legal Department, even if Boise Cascade decides not to bid on the project.

Antitrust

We are committed to fair and lawful competition within the framework of free enterprise. We will comply with laws regarding business conduct in the marketplace, including all antitrust laws and regulations, with transparent integrity.

Therefore, you should never:

•      Discuss product pricing, market penetration or any topic with competitors in any manner that violates antitrust and competition laws.

•      Use unlawful or unethical means to obtain business through bidding and/or contracts.

•      Infringe upon intellectual property rights or violate confidentiality of proprietary and personal information.

•      Obtain competitive information by unlawful means.

For additional information, visit the Company’s Antitrust Compliance Manual.

Q: What should I do if a customer threatens to stop buying from us if we start selling to a competitor?

A: We can’t collude in anticompetitive activities with a third party. Tell them so, and report the situation to the Legal Department.

Q: A competitor wants to discuss territories, production, prices, terms of sale, and business plans. How do I respond?

A: We cannot discuss such matters with competitors. Tell them you cannot participate and report the situation to the Legal Department.

Q: I recently hired an Employee from a competitor and she wants to share strategic plans, pricing, and other policies from her former employer. What should I do?

A: All new Employees from a competitor should be instructed not to share or bring any of the competitor’s documents to Boise Cascade.

Bribery, Anti-Corruption, and Improper Payments

We must make every effort to ensure that corruption does not occur within our operations and business transactions. We should never offer, attempt to offer, promise, or accept payments, gifts, or anything of value that could influence a business decision. Neither Boise Cascade nor any of its directors, officers, Employees, or agents will pay bribes or kickbacks of any kind, whether in dealings with public officials or individuals in the private sector, or falsely document any payment or transaction.  We observe the standards of conduct set forth in applicable anti-corruption and anti-money laundering laws of the countries in which Boise Cascade operates.

Q: What is “anything of value?”

A: This is a very broad question which could include goods, services or merchandise, such as gift cards, event tickets, retail certificates, entertainment, travel perks, use of vacation homes, free airfare/accommodations, special favors or privileges, donations to designated charities, discounts, free personal services, financial or property loans, co-signing of a loan or mortgage, or a promise of future employment.

Q: What is a “kickback?”

A: A kickback is a form of corruption that involves two parties agreeing that a portion of sales or profits will be improperly given, rebated, or kicked back to the purchaser in exchange for making the deal.  For example, a kickback might involve a supplier who offers an Employee a monthly payment equaling 5% of Boise Cascade’s purchases as an inducement to retain the supplier’s services.  Kickbacks, like other forms of corruption, are unethical and prohibited under our Code, policies, and the law.

We are committed to fair and lawful competition within the framework of free enterprise.  You must comply with all applicable antitrust laws, and local rules/regulations with transparent integrity.

Insider Trading

To comply with laws against insider trading, Boise Cascade has adopted a policy which governs Employees’ trading in Boise Cascade securities.

By law, we are required to publicly disclose certain important information about the Company, such as sales, earnings, significant acquisitions, regulatory matters, and other material events.  When we publicly disclose this information, it is our responsibility to do so in a fair, complete, accurate, timely, and understandable way.

As an Employee, you may discover important information before it is released to the public; however, it is your responsibility to keep non-public information confidential.  Securities trading should only occur during open windows and even then, if you have important information that has not been disclosed to the public, you’re not allowed to:

•      Buy or sell Boise Cascade stock or “put” or “call” options on Boise Cascade stock.

•      Make transfers or adjustments to other investment vehicles, including retirement funds.

•      Disclose non-public information to family, friends, or any other person outside Boise Cascade.

•      Recommend to family, friends, or others that they buy or sell Boise Cascade stock or “put” or “call” options on Boise Cascade stock.

Complying with securities laws extends beyond Boise Cascade.  Employees may not buy or sell securities of any Company using important non-public information they have learned while performing their duties.  If you have questions or would like a copy of the policy on insider trading, contact our CFO or the Legal Department.

Q: I have an urgent need for cash and want to sell my Boise Cascade stock, but I’m nervous about doing that now because I’m aware of a big event happening within Boise Cascade next month that is not public information.

A: Contact the Legal Department for guidance.

Fair Dealing

We will treat customers, suppliers, competitors, and Employees  fairly. We will not take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice.

Truth in Advertising

Boise Cascade prides itself on its many products.  The Company is committed to promoting its products in ways that enhance its reputation and educate its consumers.  Advertising, packaging, and promotions must not misstate facts or provide misleading impressions.

Respect for Trade Secrets

We respect the trade secrets and confidential information of other companies and individuals.  We will collect information from the public domain to avoid inappropriate collection of others’ proprietary information.  For example, to learn information about a competitor, we seek out public sources such as the media, trade literature, the internet, court papers, regulatory filings, and other public documents.

We will avoid discussions of competitive information with Employees of competitors in all circumstances, including at professional association or industry meetings.  And, we will be truthful and not misrepresent who we are or where we work in an effort to learn about competitors.

Employment and Labor Practices

Wages

We pay Employees for all hours worked in accordance with applicable federal, state, and local laws.  Employees must accurately record their hours worked and not work “off the clock” (e.g. without pay, while taking required breaks, and during meal periods).

Fair Labor Practices

Our belief that all individuals should be treated with dignity and respect is firmly rooted in our core value of integrity.  We are committed to fostering an environment that recognizes and supports all aspects and dimensions of human rights.  We do not tolerate the use of child or forced labor, trafficking in persons, or procurement of commercial sex acts.  You must work to ensure that Boise Cascade does not have suppliers, contractors, or other business partners who participate in these practices.

If you have any questions about the Company’s employment or labor practices, please contact your HR representative or the Legal Department.

Equal Opportunity, Anti-Discrimination, and Anti-Harassment

We are committed to providing a professional work environment that is free from discrimination, physical/verbal harassment, and any form of retaliation against Employees who raise a complaint in good faith. For additional details, refer to Section 1.1 of the Corporate Policy Manual.

•      We will provide equal employment opportunities to all job applicants and Employees without regard to race, religion, color, gender, age, national origin, citizenship, physical or mental disability, sexual orientation, or veteran status.

•      We will seek to maintain a diversified workforce by encouraging the hiring of minorities, women, disabled individuals, and veterans.

•      We will provide a professional work environment free from harassing and retaliatory behavior or discrimination.

Environment

We take seriously our commitment to operating within the laws that protect the environment.  Our business, if not operated in compliance with the law and within our own high ethical standards, may pose a risk to the environment, our Employees, and the public.

Unauthorized air emissions or wastewater discharges from our facilities could have a negative impact on the health of our Employees, our communities, and the natural resources on which our business depends.  Failure to comply with all environmental laws could also lead to fines and penalties against the Company and criminal charges against Employees who knowingly violate the law. The responsibility for meeting our environmental commitment depends on all of us understanding and properly performing the environmental responsibilities associated with our jobs, and recognizing when our operations might pose an unacceptable risk.

Sustainability

We manage our businesses to sustain environmental resources for future generations. We live by this principle on a daily basis by:

•      Proactively developing ways to continuously improve our environmental performance against established benchmarks.

•      Applying best practices and exploring new ideas to conserve natural resources, prevent pollution, minimize manufacturing waste, and reduce energy use.

•      Promoting improved environmental performance by setting expectations for our business partners and seeking business relationships with organizations that share our commitment to sustainability.

For additional information, see Section 10.1 of the Corporate Policy Manual.

Procurement

It is our policy to comply at all times with the laws, rules, regulations, and compliant labor practices that apply to our business.  We have the same expectations of our suppliers.

When engaging with business partners, you should take reasonable steps to ensure they are retained on commercially reasonable terms and conditions, and that they are aware of our standards for business conduct as outlined in this Code.

We carry out appropriate due diligence prior to engaging with business partners operating in high risk regions of the world and/or who perform high risk services on our behalf.  We only procure goods and services that offer the best combination of price, quality, and level of service.

Export/Import Control

Boise Cascade may supply products that are subject to export control laws, or receive products that are subject to import control laws.  Compliance with all rules and regulations regarding international trading activity is critical.  Before engaging in export or import activity, all required licenses and permits must be obtained. Consult the Legal Department for assistance.

Government Customers

Various laws and regulations, including but not limited to wages, working hours, and safety, govern contracts when the federal government is a customer.  If you are contemplating a government contract on behalf of the Company, consult the Legal Department.

Governmental Affairs

You are encouraged to participate in the political process, but you are required to disclose when you’re acting on behalf of the Company and when you’re acting on your own behalf. No Employee will be required to take public positions on behalf of Boise Cascade that are fundamentally unacceptable to him or her on a personal level.

Waivers and Violations

Situations may arise from time to time that justify a formal waiver of a provision of this Code for an individual. These issues will generally be addressed by the Employee’s supervisor and Boise Cascade’s Legal Department.  Any waiver of this Code for a director or an executive officer may be made only by Boise Cascade’s Board of Directors.

Q:  I work at one of our locations and I noticed that my manager’s brother was hired to clean our office twice a week. He has his own cleaning company, but it still feels like this is a conflict of interest because of his relationship with my manager.  What should I do?

A: Report the situation to the CARE Line so the Company can confirm if proper protocol was followed. Although the situation is technically a conflict of interest, the conflict might be waived if the brother is only receiving, and the company is only paying, fair compensation for those cleaning services.

The Company will investigate all reports of suspected violations of this Code. All Employees, directors, and agents are expected to cooperate fully with any investigation. If a violation is verified, the Company will take appropriate action to prevent it from happening again. The individual in violation of the Code will be subject to discipline, up to and including termination.

Reporting Illegal or Unethical Behavior

If Employees suspect a violation of this Code, he or she is asked to report it to a supervisor, location HR representative, or the Legal Department.

Boise Cascade also maintains a toll-free confidential CARE Line for reporting suspected violations. Call (800) 367-4611 or go online. No one is required to give their name when using the CARE line.

Anti-Retaliation

Retaliation will not be tolerated against an Employee who, in good faith, reports a suspected violation of this Code.

Administration and Enforcement

Boise Cascade’s Legal Department is responsible for the overall administration of the Company’s Code of Ethics and Compliance Program.  In administering the program, the Legal Department works closely with Finance, Human Resources, Internal Audit, and Security.

The Legal Department General Counsel serves as the Company’s Compliance Officer and has overall responsibility for the management of the program, pursuant to the Company’s

Compliance Program’s Charter.  The General Counsel reports directly to the CEO and, for this purpose, to the Board of Directors.

The Code of Ethics is endorsed by and has the full support of the Board of Directors.  The Board of Directors and management are responsible for overseeing compliance with and enforcing the Code.

Consequences for violations of the Code may include disciplinary action up to and including termination of employment.  Individuals who have willfully failed to report known violations may also be subject to disciplinary action.

Additional Help and Information

Questions about this Code should be directed to the Legal Department by calling (208)384-6460 or by email.